EXHIBIT 99.1

FORM OF
M&T BANK CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

Effective September 1, 2002

M&T BANK CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

     1.     Definitions. In this Plan, except where the context otherwise indicates, the following definitions apply:

             1.1. “Account” means a bookkeeping account established and maintained hereunder by the Administrator or its designee in the name of each Participant. The term “Account” shall not include a Brokerage Account.

             1.2. “Administrator” means the Nomination and Compensation Committee of the Board of the Corporation.

             1.3. “Affiliate” means a parent or subsidiary corporation of the Corporation, as defined in Code Sections 424(e) and (f) (but substituting “the Corporation” for “employer corporation”), including parents or subsidiaries of the Corporation that become such after adoption of the Plan.

             1.4. “Board” means the Board of Directors of the Corporation.

             1.5. “Brokerage Account” means an account established and maintained by a broker-dealer or financial institution in the name of each Participant to which shall be transferred Shares purchased hereunder on behalf of such Participant. In addition, the Administrator may transfer cash to a Participant’s Brokerage Account in the event a cash refund is owed to such Participant under any provision of the Plan.

             1.6. “Business Day” means any day other than a Saturday, Sunday or legal holiday in New York, New York, except as otherwise determined by the Administrator.

             1.7. “Code” means the Internal Revenue Code of 1986, as amended.

             1.8. “Common Stock” means the common stock, par value $.50 per share, of the Corporation.

             1.9. “Compensation” means the sum of the following amounts paid to an Employee by the Corporation and its Designated Affiliates during the Plan Year: (a) the Employee’s base salary for such Plan Year, and (b) if the Employee’s sales commissions for the calendar year in which such Plan Year begins are expected to exceed 50% of his total salary from the Corporation and its Designated Affiliates for such calendar year, 75% of the Employee’s sales commissions for such Plan Year. All forms of compensation paid in addition to base salary, (including, but not limited to, bonuses, overtime, commissions, and incentives), other than the commissions described in (b) above, shall be excluded from Compensation.

             1.10. “Corporation” means M&T Bank Corporation, a New York corporation, and any successor thereto.

             1.11. “Designated Affiliate” means any Affiliate that has been designated by the Board or the Administrator as eligible to participate in the Plan.

             1.12. “Employee” means any individual who is an employee of the Corporation or a Designated Affiliate other than an individual (a) who is a “highly compensated employee” (within the meaning of Code Section 414(q)) of the Corporation or a Designated Affiliate and an executive of the Corporation or a Designated Affiliate at the Administrative Vice President level or any higher level; or (b) who has not attained age 18 or is classified by the Corporation or a Designated Affiliate as a “fixed-term” employee and who (i) has been employed by the Corporation and its Designated Affiliates less than two years, or (ii) customarily works 20 hours or less per week or not more than five months in any calendar year. The status of an individual as an Employee shall not be affected by a leave of absence from employment with the Corporation or a Designated Affiliate, as the case may be, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract, policy, or statute.

             1.13. “Enrollment Form” means the form prescribed by the Administrator (or its designee) that shall be (a) completed and executed by an Employee (through written, telephonic, or electronic means, or through other means of communication) who elects to participate in the Plan, and (b) filed (through written, telephonic, or electronic means, or through other means of communication) with the Administrator (or its designee).

             1.14. “Exercise Date” means August 31 of each Plan Year and/or such other date(s) as may be specified by the Administrator; provided, however, that, if any Exercise Date shall not be a Business Day in any Plan Year, then for purposes of that Plan Year such Exercise Date shall be the first Business Day following such Exercise Date.

             1.15. “Fair Market Value” means, unless otherwise determined by the Administrator, an amount equal to the regular closing price (not taking into account extended trading sessions) for a Share on a given date on the New York Stock Exchange, as reported by the New York Stock Exchange, or, if such price quotations of the Common Stock are not then reported, then the fair market value of a Share, as determined by the Administrator, pursuant to a reasonable method adopted in good faith for such purpose.

             1.16. “Notice” means a notice provided by an Employee to the Administrator (or its designee) in such form (which may be written, telephonic, electronic, or other means of communication) as may be specified by the Administrator (or its designee).

             1.17. “Offering Date” means September 1 of each Plan Year and/or such other date(s) as may be specified by the Administrator; provided, however, that, if any Offering Date shall not be a Business Day in any Plan Year, then for purposes of that Plan Year such Offering Date shall be the first Business Day following such Offering Date.

             1.18. “Option” means an option granted pursuant to Section 8 hereof.

             1.19. “Option Period” means the period beginning on an Offering Date and ending on the next succeeding Exercise Date.

             1.20. “Option Price” means the purchase price of shares of Common Stock hereunder as provided in Section 9 hereof.

             1.21. “Participant” means any Employee who (a) is eligible to participate in the Plan under Section 5 hereof, and (b) elects with respect to an Option Period to participate in this Plan pursuant to Section 5 hereof.

             1.22. “Plan” means the M&T Bank Corporation Employee Stock Purchase Plan, as amended from time to time.

             1.23. “Plan Year” means the 12-month period beginning September 1 of each calendar year and ending on the next following August 31.

             1.24. “Share” means a share of Common Stock.

     2.     Purpose

     The purpose of this Plan is to provide Employees of the Corporation and its Designated Affiliates with an opportunity to purchase shares of Common Stock of the Corporation and thereby to encourage Employee participation in the ownership and economic success of the Corporation. It is the Corporation’s intention that this Plan qualify as an employee stock purchase plan under Code Section 423 and be construed in a manner consistent with the requirements thereof.

     3.     Administration of Plan

             3.1. The Administrator shall administer the Plan. Subject to the provisions of the Plan, the Administrator shall have plenary authority and full power to:

                     (a) Construe and interpret the Plan and any Enrollment Form or Notice;

                     (b) Prescribe, adopt, amend and rescind rules and regulations not inconsistent with the Plan or Code Section 423 relating to, and, in the Administrator’s discretion, deemed desirable and appropriate for, the administration of the Plan, including, but not limited to, (i) determining whether, when and to what extent to credit Accounts with interest, (ii) determining the time and manner in which to refund amounts credited to a Participant’s Account upon such Participant’s withdrawal from, or termination of eligibility to participate in, the Plan, (iii) specifying Offering Dates and Exercise Dates, including special Offering Dates for Employees who do not satisfy the Plan’s service requirements on or before a regular Offering Date, to the extent permitted by Treasury Regulation Section 1.423-2(f)(4), (iv) specifying the duration of any Option Period, provided, however, that in no event may the duration of any Option Period exceed one year, and (v) specifying Option Prices; and

                     (c) Make all other determinations deemed necessary or advisable for the administration of the Plan.

             3.2. The interpretations, determinations and decisions of the Administrator in respect of the Plan shall be final, binding and conclusive.

             3.3. Notwithstanding any other provision of the Plan, the Administrator shall have the authority to appoint any other person (or persons) or entity (or entities) to manage the Plan (or specified aspects thereof) and to delegate to them such authority with respect to the administration of the Plan as the Administrator, in its sole discretion, deems advisable from time to time.

     4.     Effective Date; Term of Plan

             4.1. The Plan shall become effective as of September 1, 2002. For purposes of qualifying the Plan under Code Section 423, the Plan shall be submitted for approval by the Corporation’s stockholders at the Corporation’s 2003 annual meeting of stockholders or at a special meeting of the Corporation’s stockholders to be held prior to the date that is 12 months after the date the Plan is adopted by the Board.

             4.2. Unless sooner terminated pursuant to Section 16 or 23 hereof, the Plan shall terminate on the earlier of the 10th anniversary of the date on which the Plan is adopted by the Board or approved by the Corporation’s stockholders. Upon any termination of the Plan, the amount, if any, credited to each Participant’s Account, including interest, if any, shall be refunded, in the manner prescribed by the Administrator, to each such Participant or, in cases where such a refund may not be possible, otherwise disposed of in accordance with policies and procedures prescribed by the Administrator.

     5.     Eligibility

     Any Employee shall be eligible to participate in the Plan as of the first Offering Date occurring at least 30 days after becoming an Employee. An eligible Employee may become a Participant as of such Offering Date or as of any subsequent Offering Date by executing and filing an Enrollment Form with the Administrator (or its designee) on or before the date prescribed by the Administrator (or its designee). Notwithstanding any other provision of this Plan, no Employee may participate in the Plan if, immediately after an Offering Date, such Employee would be deemed for purposes of Code Section 423(b)(3) to possess 5% or more of the total combined voting power or value of all classes of stock of the Corporation or any Affiliate.

     6.     Payroll Deductions

             6.1. Payment by a Participant for Shares to be purchased by the Participant under the Plan shall be made by authorized after-tax payroll deductions from the portion of Compensation paid to the Participant on each payday during an Option Period of a whole percentage, from one percent to 10 percent, of such Compensation in accordance with the Enrollment Form executed by the Participant.

             6.2. Payroll deductions for each Option Period shall commence on the first payday following the Offering Date for the applicable Option Period and shall end on the last payday prior to the Exercise Date of the applicable Option Period.

             6.3. All amounts deducted from a Participant’s Compensation pursuant to this Section 6 shall be credited to such Participant’s Account. A Participant may not make any payments or contributions to his Account other than payroll deductions pursuant to the provisions of this Section 6.

             6.4. A Participant may not increase or decrease the percentage of his payroll deductions during any Option Period, except that he may discontinue payroll deductions during any Option Period. If a Participant elects to discontinue payroll deductions during any Option Period pursuant to this Section 6.4, he shall withdraw from the Plan in accordance with Section 19 hereof.

             6.5. If a Participant does not withdraw from the Plan during an Option Period and he so elects, his Enrollment Form shall remain effective for subsequent Option Periods. If a Participant does not elect to have his Enrollment Form remain effective for subsequent Option Periods, he must complete a new Enrollment Form for the any such subsequent Option Period in order to participate in the Plan during any such subsequent Option Period.

             6.6. Notwithstanding any election to the contrary under Section 6.5 hereof, a Participant may increase or decrease the percentage of his payroll deductions for any subsequent Option Period by executing and filing a new Enrollment Form with the Administrator (or its designee) on or before the date prescribed by the Administrator (or its designee).

     7.     Interest Credits

     The Administrator may, but shall not be obligated to, credit each Participant’s Account with interest, at such rate and at such times as shall be determined by the Administrator.

     8.     Grant of Option

     Subject to the provisions of the Plan, on the Offering Date for each Option Period, each Participant shall be granted an Option to purchase the largest number of whole Shares that can be purchased with the Participant’s Account balance as of the Exercise Date for such Option Period. The number of whole Shares purchased during an Option

Period shall be determined by (a) dividing the Participant’s Account balance as of such Exercise Date by the Option Price per Share, and (b) rounding the number obtained in clause (a) down to the nearest whole number.

     9.     Option Price

     The Option Price per Share purchased by a Participant pursuant to the exercise of an Option shall be 90 percent of Fair Market Value of a Share on the Offering Date, or such other amount as may be specified by the Administrator, but in no event shall the Option Price per Share be less than the greater of (a) the par value per share of the Common Stock, or (b) the lesser of (i) 85% of the Fair Market Value of a Share on the Offering Date of the Option, or (ii) 85% of the Fair Market Value of a Share on the Exercise Date of the Option.

     10.     Purchase of Shares

             10.1. Subject to the provisions of the Plan, on the Exercise Date for each Option Period, the Option granted to each Participant under Section 8 hereof on the Offering Date for such Option Period shall be exercised automatically, and the largest number of whole Shares subject to such Option shall be purchased by the Participant by charging the Participant’s Account with the amount equal to the product of (a) the Option Price of such Option, and (b) the number of Shares covered by the Option as determined in accordance with Section 8 hereof. If any balance remains in the Participant’s Account after the purchase of Shares on an Exercise Date for an Option Period, such remaining Account balance, including interest, if any, shall be refunded, in the manner prescribed by the Administrator, to the Participant on or as soon as practicable after such Exercise Date.

             10.2. Notwithstanding any provision hereunder, if on the Exercise Date for an Option Period the Fair Market Value of a Share is less than the Option Price for such Share, then (a) the Option granted to each Participant under Section 8 hereof on the Offering Date of such Option Period shall be cancelled, (b) no Participant shall purchase any Shares on the Exercise Date of such Option Period under Section 10.1 hereof, and (c) the full amount of each Participant’s Account balance, including interest, if any, shall be refunded, in the manner prescribed by the Administrator, to each such Participant on or as soon as practicable after the Exercise Date for such Option Period. If this Section 10.2 applies for any Option Period, a Participant’s Enrollment Form in effect for such Option Period shall continue in effect for the next succeeding Option Period unless the Participant elects otherwise under Section 6.5 hereof or files a new Enrollment Form in accordance with Section 6.6 hereof or withdraws from the Plan in accordance with Section 19 hereof.

     11.     Limitations on Purchase

     Subject to adjustment pursuant to Section 15 hereof, no Participant shall purchase more than 5,000 Shares with respect to any Option Period. Notwithstanding any provision of this Plan to the contrary, no Participant shall be granted an Option under

Section 8 hereof that gives the Participant the right to purchase Shares that will exceed the limitations imposed by Code Section 423(b)(8) (relating to an annual $25,000 per Participant limitation on purchases of Shares under the Plan).

     12.     Transferability of Rights

     During a Participant’s lifetime, an Option granted to a Participant hereunder shall be exercisable only by the Participant. Neither amounts credited to a Participant’s Account nor any rights of a Participant with regard to an Option may be assigned, alienated, encumbered, transferred, pledged or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any attempt by a Participant to make any such prohibited assignment, alienation, encumberment, transfer, pledge or disposition shall be null and void and without effect, provided that the Administrator (or its designee) may treat any such attempted assignment, transfer, pledge or disposition as a withdrawal Notice in accordance with Section 19 hereof.

     13.     Delivery

     As promptly as practicable after each Option Period, the Corporation shall arrange for the Shares purchased by each Participant on the Exercise Date for such Option Period to be delivered to the custodian of the Participant’s Brokerage Account.

     14.     Common Stock Subject to the Plan

             14.1. Subject to adjustment as provided in Section 15 hereof, there is hereby reserved for issuance upon exercise of Options granted under the Plan an aggregate of 1,000,000 Shares.

             14.2. If an Option shall terminate or be cancelled for any reason without being exercised under Section 10 hereof, the unissued Shares which had been subject to such Option shall continue to be reserved for issuance and shall be available for the grant of additional Options and for issuance and sale under the Plan.

     15.     Capital Adjustments

     In the event of any change or adjustment in the outstanding Shares by reason of any stock dividend, stock split (or reverse stock split), recapitalization, reclassification, reorganization, reincorporation, combination or exchange of shares, merger, consolidation, liquidation or other similar change in corporate structure or otherwise, the Administrator, in its discretion, may make or provide for a substitution for, or adjustment in, (a) the number and class of stock or other securities that may be reserved for purchase or purchased under the Plan, (b) the number of Shares covered by each Option that has not yet been exercised, (c) the maximum number of Shares that may be purchased by a Participant with respect to any Option Period, (d) the Option Price, and (e) the aggregate number and class of Shares that may be issued and purchased under the Plan.

     16.     Insufficient Shares

     Notwithstanding any provision of this Plan to the contrary, if the aggregate funds available for the purchase of Shares on any Exercise Date would cause an issuance of Shares in excess of the number of Shares then available for issuance and sale under the Plan, then (a) the Administrator shall proportionately reduce the number of Shares which would otherwise be purchased by each Participant on such Exercise Date in order to eliminate such excess, and (b) the Plan shall automatically terminate immediately after such Exercise Date. In such event, the Corporation shall give notice of such reduction to each Participant affected thereby.

     17.     Confirmation

     Each purchase of Shares under the Plan by a Participant shall be confirmed by the Corporation in writing to the Participant.

     18.     Rights as Stockholders

     Shares purchased by a Participant on any Exercise Date shall, for all purposes, be deemed to have been issued, sold and transferred to the Participant as of the close of business on such Exercise Date. Prior to such time, none of the rights or privileges of a stockholder of the Corporation shall exist with respect to such Shares, and the Participant shall have no interest, or voting or dividend rights, in such Shares.

     19.     Voluntary Withdrawal from the Plan

     A Participant may withdraw from participation in the Plan during an Option Period by filing with the Administrator (or its designee) a withdrawal Notice on or before the date prescribed by the Administrator (or its designee). Upon withdrawal, (a) the entire amount of a Participant’s Account balance, including interest, if any, shall be refunded to the Participant at the time and in the manner prescribed by the Administrator, but no such refund shall be made later than the Exercise Date coincident with or immediately following the date of the Participant’s withdrawal from the Plan (or as soon as practicable thereafter), (b) the Participant’s Option for the Option Period during which the Participant filed a withdrawal Notice automatically shall terminate, (c) the Participant shall not purchase any Shares under Section 10 hereof on the Exercise Date for such Option Period, (d) no further payroll deductions for the purchase of Shares under the Plan may be made by the Participant during such Option Period, and (e) the withdrawing Participant shall cease to be a Participant with respect to subsequent Option Periods. Any Participant who withdraws from the Plan pursuant to this Section 19 may again become a Participant with respect to subsequent Option Periods in accordance with Section 5 hereof.

     20.     Sale or Withdrawal of Shares from Account

     20.1. During the first two years from the Offering Date for an Option Period, a Participant may not elect to withdraw Shares acquired on the Exercise Date for such Option Period from his Brokerage Account or transfer such Shares from his

Brokerage Account to an account of the Participant maintained with a broker-dealer, financial institution or other person or entity, but he may sell or otherwise transfer title to such Shares at any time. Such sales and title transfers shall be effectuated only by the custodian of the Participant’s Brokerage Account on the Participant’s behalf. Sales and other title transfers shall be subject to any fees imposed in accordance with Section 32 hereof.

             20.2. Following the completion of two years from the Offering Date for an Option Period, a Participant may elect to withdraw Shares acquired on the Exercise Date for such Option Period from his Brokerage Account in certificated form or to transfer such Shares from his Brokerage Account to an account of the Participant maintained with a broker-dealer, financial institution or such other person or entity as may be permitted by the custodian of the Brokerage Account. If a Participant elects to withdraw Shares, one or more certificates for whole Shares shall be issued in the name of, and delivered to, the Participant, with such Participant receiving cash in lieu of fractional Shares based on the Fair Market Value of a Share on the date of withdrawal (such fractional Shares resulting from the Participant’s election to reinvest dividends, if any, paid on Shares held in his Brokerage Account). If Shares are transferred from a Participant’s Brokerage Account to a broker-dealer, financial institution or other permitted recipient, only whole Shares shall be transferred and cash in lieu of any fractional Share shall be paid to such Participant based on the Fair Market Value of a Share on the date of transfer (such fractional Shares resulting from the Participant’s election to reinvest dividends, if any, paid on Shares held in his Brokerage Account). A Participant seeking to withdraw or transfer Shares from his Brokerage Account shall provide instructions to the custodian thereof in such manner and form as may be prescribed by such custodian. Withdrawals and transfers shall be subject to any fees imposed in accordance with Section 32 hereof.

             20.3. Upon termination of employment of a Participant for any reason, (a) the Administrator (or its designee) shall cause the Participant’s Brokerage Account to continue to be maintained until the earlier of such time as the Participant sells or otherwise transfers title to all Shares in his Brokerage Account or two years after the Offering Date immediately preceding or coincident with the date on which the Participant ceases to be employed by the Corporation and its Affiliates, and (b) upon the expiration of such two-year period, the Participant may elect to continue to maintain the Brokerage Account, at the Participant’s expenses, or to sell, withdraw or transfer the Shares credited thereto, as permitted by the custodian of the Brokerage Account.

     21.     Termination of Eligibility

             21.1. Except as provided in Section 21.2, 21.3 or 21.4 hereof, if a Participant ceases to be an Employee during an Option Period, then (a) the entire amount of his Account balance, including interest, if any, shall be refunded to the Participant at the time and in the manner prescribed by the Administrator, but no such refund shall be made later than the Exercise Date coincident with or immediately following the date the Participant ceases to be an Employee (or as soon as practicable thereafter), (b) such Participant’s Option for the Option Period during which such Participant ceases to be an

Employee automatically shall terminate as of the date such Participant ceases to be an Employee, (c) such Participant shall not purchase any Shares under Section 10 hereof on the Exercise Date for such Option Period, and (d) no further payroll deductions for the purchase of Shares under the Plan may be made by such Participant after he ceases to be an Employee.

             21.2. If a Participant ceases to be an Employee during an Option Period by reason of death, such Participant or his beneficiary may elect either (a) to be treated as a terminated Employee under Section 21.1 hereof and to have the entire amount of his Account balance, including interest, if any, refunded to him pursuant to Section 21.1 hereof, or (b) to have the entire amount of his Account balance applied toward the purchase of Shares on the Exercise Date for the Option Period in which the Participant dies. If a Participant’s beneficiary elects the option described in clause (b), no further payroll deductions for the purchase of Shares under Section 10 hereof may be made on behalf of such Participant after he dies.

             21.3. If a Participant ceases to be an Employee during an Option Period by reason of (a) retirement under the normal or early retirement provisions of the M&T Bank Corporation Pension Plan, or (b) disability under any disability plan maintained by the Corporation or a Designated Affiliate, as the case may be, within the three-month period ending on the Exercise Date for such Option Period, such Participant may elect either (a) to be treated as a terminated Employee under Section 21.1 hereof and to have the entire amount of his Account balance, including interest, if any, refunded to him pursuant to Section 21.1 hereof, or (b) to have the entire amount of his Account balance applied toward the purchase of Shares on the Exercise Date for the Option Period during which such Participant ceases to be an Employee. If such Participant elects the option described in clause (b), no further payroll deductions for the purchase of Shares under Section 10 hereof may be made by such Participant after he ceases to be an Employee.

             21.4. If a Participant ceases to be an Employee during an Option Period by reason of promotion to an executive position at the Administrative Vice President level or higher, such Participant may elect either (a) to be treated as a terminated Employee under Section 21.1 hereof and to have the entire amount of his Account balance, including interest, if any, refunded to him pursuant to Section 21.1 hereof, or (b) to have the entire amount of his Account balance applied toward the purchase of Shares on the Exercise Date for the Option Period in which the Participant is promoted. If a Participant elects the option described in clause (b), payroll deductions for the purchase of Shares under Section 10 hereof shall continue for the remainder of the Option Period in which he is promoted and shall cease immediately upon the expiration of such Option Period.

     22.     Notices

     Any Notice that a Participant provides pursuant to the Plan shall be made in such form and manner as prescribed by the Administrator (or its designee) and any such Notice or other communications by a Participant to the Administrator (or its designee)

under or in connection with the Plan shall be effective when received by the Administrator (or its designee).

     23.     Termination or Amendment of Plan

             23.1. The Board may amend or terminate this Plan in any respect at any time; provided, however, that, after this Plan has been approved by the stockholders of the Corporation, no amendment or termination of the Plan shall be made by the Board without approval of (a) the Corporation’s stockholders to the extent stockholder approval is required by applicable law or regulations or the requirements of the principal securities exchange or interdealer quotation system upon which the Common Stock then is listed or quoted, if any, and (b) each affected Participant if such amendment or termination would adversely affect his rights or obligations under any Option granted prior to the date of such amendment or termination. No Options may be granted, no Shares may be issued and no payroll deductions may be made under the Plan after any termination of the Plan. In the event of the termination of the Plan during an Option Period, the entire amount, if any, in the Participant’s Account, including interest, if any, shall be refunded, as soon as practicable after termination of the Plan and in the manner prescribed by the Administrator, to the Participant or, in the event of the Participant’s death, to the beneficiary designated by the Participant pursuant to Section 28 hereof.

             23.2. Notwithstanding Section 23.1 hereof, the Administrator shall have the power to (a) change the duration and/or frequency of Option Periods with respect to future offerings, (b) change the Option Price with respect to future offerings, and (c) determine the extent to which interest, if any, will be credited to Participant Accounts, without stockholder or Participant approval. Any change in Option Period or Option Price, or in the amount of interest, if any, to be credited to Participant Accounts during an Option Period, shall be communicated to Participants prior to the scheduled beginning of the first Option Period to be so affected.

     24.     Use of Funds

     All funds received by the Corporation in connection with this Plan may be used by the Corporation for any corporate purpose, and the Corporation shall be under no obligation to segregate such funds.

     25.     Legal Restrictions

             25.1. Notwithstanding any other provision of the Plan, the Corporation shall not be obligated to issue or sell Shares under the Plan (a) unless the approval of all regulatory bodies deemed necessary by the Administrator have been obtained and unless the issuance, sale and delivery of such Shares pursuant to the Plan shall comply, to the Administrator’s complete satisfaction, with all provisions of federal, state or local law deemed applicable by the Administrator and all rules and regulations thereunder, and the requirements of any securities exchange upon which the Common Stock may then be listed or interdealer quotation system upon which the Common Stock is then quoted, or

(b) if the Corporation determines that the issuance, sale or delivery of such Shares pursuant hereto would violate any applicable law or regulation.

             25.2. The Administrator (or, at the Administrator’s direction, its designee), may require any person acquiring Shares pursuant to the Plan hereunder to represent to, and agree with, the Corporation in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend that the Administrator deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to this Plan shall be subject to such stock transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or interdealer quotation system upon which the Common Stock is then quoted, and any applicable federal or state securities laws. The Administrator (or its designee) may place or cause to be placed a legend or legends on any such certificates to make appropriate reference to such restrictions.

     26.     Governing Law

     The Plan and all rights and obligations thereunder shall be governed, construed, administered and enforced in accordance with the laws of the State of New York.

     27.     Notice of Disposition of Shares

     Each Participant shall agree in such form as may be prescribed by the Administrator (or its designee) to promptly provide Notice to the Administrator (or its designee) of any disposition of Shares purchased under the Plan that occurs within one year after the Exercise Date of the Option pursuant to which such Shares were purchased.

     28.     Designation of Beneficiary

     A Participant’s Beneficiary shall be the Participant’s beneficiary under the M&T Bank Corporation Life Insurance Plan unless the Participant designates otherwise. To designate a different beneficiary, a Participant may file with the Administrator (or its designee) a written designation of beneficiary, which designation shall be effective when filed with the Administrator (or its designee). Such designation of beneficiary may be changed by the Participant in writing at any time.

     29.     Indemnification of Administrator

     In addition to such other rights of indemnification as they may have as members of the Board or as the Administrator, each person serving as the Administrator (either alone or with one or more other persons) shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which such person may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option and against all amounts reasonably paid by such person in settlement thereof or paid by such person in satisfaction of a judgment in any such action, suit or proceeding, if such person acted in good faith and in a manner which such person believed to be in, and not opposed to, the best interests of the Corporation.

     30.     Reports

     Individual Accounts shall be maintained for all Participants. A statement of Account shall be provided to each Participant as soon as possible following the Exercise Date of each Option Period, which statement shall set forth the amounts credited to the Participant’s Account during such Option Period, the Option Price per share for Shares purchased by the Participant on the Exercise Date for such Option Period, the number of Shares purchased on the Exercise Date for such Option Period, and the Participant’s remaining Account balance after the purchase of such Shares, if any, to be refunded to the Participant after the Exercise Date for such Option Period.

     31.     Withholding

     The Corporation or any Designated Affiliate shall be authorized to withhold from any payment to be made to a Participant, including any payroll or other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan, including any disposition of Shares acquired under the Plan. A Participant’s enrollment in the Plan by executing an Enrollment Form shall be deemed to constitute his consent to such withholding. At the time of a Participant’s exercise of an Option or the disposition of Shares acquired under the Plan, the Corporation may require the Participant to make other arrangements to satisfy tax withholding obligations as a condition to exercise of rights or the distribution of Shares or other amounts credited to the Participant’s Account. If so required by the Administrator (or its designee), a Participant shall provide Notice to the Corporation of sales and other dispositions of Shares acquired under the Plan in order to permit the Corporation to comply with tax laws and to claim any tax deductions to which the Corporation may be entitled with respect to the Plan.

     32.     Costs

     Costs and expenses incurred in the administration of the Plan and maintenance of Accounts shall be paid by the Corporation, including annual fees for maintenance of Brokerage Accounts pursuant to Sections 20.1, 20.2 and 20.3(a) hereof, provided that brokerage fees and commissions for the purchase of Shares upon any reinvestment of dividends and in connection with distributions shall be charged to Participants’ Brokerage Accounts to the extent not paid by the Corporation. The custodian of Participants’ Brokerage Accounts may impose or charge to Participants’ Brokerage Accounts a reasonable fee for the withdrawal of Shares in the form of stock certificates, and reasonable fees for other services unrelated to the purchase of Shares under the Plan, to the extent communicated to Participants by the custodian of Participants’ Brokerage Accounts in connection with the establishment thereof. In no event shall the Corporation pay any brokerage fees and commissions for the sale of Shares acquired under the Plan by a Participant.

     33.     Number and Gender.

     Where necessary or appropriate to the meaning hereof, the singular shall be deemed to include the plural, the plural to include the singular, the masculine to include the feminine and neuter, the feminine to include the masculine and neuter, and the neuter to include the masculine and feminine.

     34.     Miscellaneous

             34.1. The establishment of the Plan shall not confer upon any Employee any legal or equitable right against the Corporation, any Affiliate or the Administrator (or its designee), except as expressly provided in the Plan.

             34.2. Participation in this Plan shall not give an Employee any right to be retained in the service of the Corporation or any Affiliate.

             34.3. Neither the adoption of the Plan nor its submission to, or approval by, the stockholders of the Corporation shall be taken to impose any limitations on the powers of the Corporation or its Affiliates to issue, grant, or assume options otherwise than under this Plan, or to adopt other stock option plans, stock purchase plans, or other plans, or to impose any requirement of stockholder approval upon the same.